EXHIBIT 10.14

STOCK PURCHASE AGREEMENT
DATED AS OF MAY 19, 2005
BY AND AMONG
SPARK NETWORKS PLC,
MINGLEMATCH, INC.,
THE CORPORATION OF THE PRESIDENT OF THE CHURCH OF JESUS CHRIST OF LATTER-DAY SAINTS ,
JOHN B. PETERSON
AND
NATALIE N. PETERSON

3.29.	Spin-off by the Company	20
3.30.	Ownership of the Shares	20
3.31.	Non-Registration of Buyer Ordinary Shares	21
3.32.	Investment Representations	21
3.33.	Legends	22
3.34.	Intentionally Deleted	22
3.35.	Transactions With Affiliates and Employees	23

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF BUYER	23

4.1.	Due Organization	23
4.2.	Buyer Ordinary Shares	23
4.3.	Validity of Obligations	23
4.4.	Authorization	23
4.5.	No Conflicts	24
4.6.	Financial and Other Information	24
4.7.	Conformity with Law and Litigation	24
4.8.	Capital Resources	25

ARTICLE V	REPRESENTATION AND WARRANTY OF THE CHURCH	25

5.1.	Title to Shares	25

ARTICLE VI	CLOSING DELIVERIES BY BUYER	25

6.1.	Buyer Ordinary Shares Delivery; Closing Cash Payment	25
6.2.	Consents and Approvals	25
6.3.	Good Standing Certificates; Certificate of Satisfaction	25

ARTICLE VII	CLOSING DELIVERIES OF THE COMPANY, THE CHURCH AND THE SHAREHOLDERS	26

7.1.	Consents and Approvals	26
7.2.	Termination of Related Party Agreements and Benefit Plans	26
7.3.	Resignations	26
7.4.	Noncompetition Agreements	26
7.5.	Employment Offer Letter	26
7.6.	Good Standing Certificates; Certificate of Satisfaction	26
7.7.	Stock Powers and Company Certificates	27
7.8.	Foreign Buyer Statement	27

ARTICLE VIII	COVENANTS OF THE PARTIES	27

8.1.	Preparation and Filing of Tax Returns	27
8.2.	Press Releases; Provision of Financials	28

ARTICLE IX	INDEMNIFICATION	28

9.1.	General Indemnity	28

ARTICLE X	GENERAL	31

10.1.	Survival of Covenants, Agreements, Representations and Warranties.	31
10.2.	Successors and Assigns	31
10.3.	Entire Agreement	31
10.4.	Counterparts	32
10.5.	Brokers and Agents	32
10.6.	Expenses	32
10.7.	Notices	32
10.8.	GOVERNING LAW; CONSENT TO JURISDICTION	34
10.9.	Exercise of Rights and Remedies	34
10.10.	Reformation and Severability	34
10.11.	Remedies Cumulative	34
10.12.	Specific Performance; Other Rights and Remedies	34
10.13.	Caption	35

STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of this 19th day of May, 2005, by and among SPARK NETWORKS PLC, a public limited company incorporated under the laws of England and Wales (“Buyer”), MINGLEMATCH, INC., a Utah corporation (the “Company”), The Corporation of the President of the Church of Jesus Christ of Latter-day Saints, a Utah Corporation Sole (the “Church”), and John B. Peterson and Natalie N. Peterson (each of Mr. and Mrs. Peterson, a “Shareholder,” collectively, the “Shareholders”). Capitalized terms not otherwise defined in the text of this Agreement shall have the meanings set forth in Annex I hereto.
     WHEREAS, the Company manages and maintains religious, ethnic, special interest and geographically targeted singles communities online (the “Business”);
     WHEREAS, the Church and the Shareholders are the holders of 10,000,000 shares of the Company’s common stock, no par value per share (the “Company Common Stock”), which constitute all of the outstanding shares of capital stock of the Company (the “Shares”); and
     WHEREAS, Buyer desires to acquire the Shares from the Church and the Shareholders upon the terms and conditions hereinafter set forth and thereby acquire the Business, and the Shareholders desire to sell the Shares to Buyer.
     NOW, THEREFORE, for and in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
PURCHASE AND SALE OF SHARES
     1.1. Generally. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations, warranties, covenants and conditions herein contained, on the Closing Date (as defined in Section 2.1 hereof), Buyer agrees to purchase and the Church and the Shareholders agree to sell, convey, assign, transfer and deliver to Buyer the Shares for the consideration set forth in Section 1.2 below.
     1.2. Purchase Price. The purchase price (the “Purchase Price”) for the Shares is payable by Buyer to the Church and the Shareholders in the form of (i) the issue by the Buyer to the Shareholders and the Church of an aggregate of 150,000 Ordinary Shares of £0.01 each in the capital of Buyer to be issued and credited as fully paid in the names of the Shareholders as provided for in Section 2.2 hereof (the “Buyer Ordinary Shares”), and (ii) $12,000,000 in cash, payable in certain installments described in Section 1.3 hereof (the “Cash Payment Installments”). The Buyer Ordinary Shares shall be allotted and issued credited as fully paid with effect from the Closing Date and shall rank pari passu in all respects with the existing ordinary shares of £0.01 each in the Buyer and subject to the memorandum and articles of association of the Buyer.
     1.3. Cash Payment Installments. Subject to set-off and deductions by Buyer pursuant to Section 9.1 and Section 10.6, the Cash Payment Installments shall be paid to the Church and the Shareholders in cash by wire transfer of immediately available funds to accounts designated by the Church and the Shareholders in accordance with the following payment schedule:
     (a) An aggregate of $2,000,000 shall be paid to the Church and the Shareholders on the Closing Date (the “Closing Cash Payment”); and
     (b) An aggregate of $10,000,000 shall be paid to the Church and the Shareholders pursuant to and on the maturity dates set forth in the promissory notes attached hereto as Schedule 1.3(b) and incorporated herein by this reference (the “Notes”), less any amount withheld pursuant to Section 9.1 and Section 10.6 hereof.
1.4. Post-Closing Adjustment.
     (a) As soon as reasonably possible after the Closing Date (but not later than 90 days thereafter), Buyer will prepare a consolidated balance sheet (the “Preliminary Closing Balance Sheet”) of the Company and its subsidiaries dated as of the Closing Date and shall deliver the Preliminary Closing Balance Sheet to the Shareholders. The Preliminary Closing Balance Sheet shall be prepared in accordance with GAAP on a basis consistent with the Financial Statements and shall set forth a calculation of the amount of current liabilities (including, without limitation, trade payables, accrued payrolls, payroll taxes and other short term liabilities, but not including deferred revenue or Buyer Losses) of the Company (the “Current Liabilities”). Buyer will make the work papers and back-up materials used in preparing the Preliminary Closing Balance Sheet available to the Shareholders and their accountants and other representatives at reasonable times and upon reasonable notice at any time during (i) the review by the Shareholders of the Preliminary Closing Balance Sheet, and (ii) the resolution by the parties of any objection thereto.
     (b) The Preliminary Closing Balance Sheet shall be binding and conclusive upon, and deemed accepted by, the Shareholders unless the Shareholders shall have notified Buyer in writing of any objections thereto consistent with the provisions of this Section 1.4 within thirty (30) days after receipt thereof. The written notice under this Section 1.4 shall specify in reasonable detail each item on the Preliminary Closing Balance Sheet that the Shareholders dispute, and a summary of the Shareholders’ reasons for such dispute.
     (c) Disputes between Buyer and the Shareholders relating to the Preliminary Closing Balance Sheet that cannot be resolved by them within thirty (30) days after receipt by Buyer of the notice referred to in Section 1.4(b) may be referred no later than forty-five (45) days after such receipt for decision at the insistence of either party to an independent nationally recognized accounting firm mutually approved by the Shareholders and Buyer (the “Independent Accountant”). Prior to referring the matter to the Independent Accountant, the parties shall agree on the procedures to be followed by the Independent Accountant (including procedures with regard to presentation of evidence). Such procedures shall not alter the accounting practices, principles, and policies to be applied to the Preliminary Closing Balance Sheet which will be those required by this Agreement. If the parties are unable to agree upon procedures before the end of thirty (30) days after referral of the dispute to the Independent Accountant, the Independent Accountant shall establish such procedures giving due regard to the intention of the parties to resolve disputes as quickly, efficiently and inexpensively as possible, which procedures may be, but need not be, those proposed by either party. The parties shall then submit evidence in accordance with the procedures established, and the Independent Accountant shall decide the dispute in accordance therewith. The Independent Accountant’s decision on any matter referred to it shall be final and binding on the Company, the Shareholders and Buyer. The fee of the Independent Accountant shall be borne by the Shareholders and Buyer in equal portions, unless the Independent Accountant decides, based on its determination with respect to the reasonableness of the respective positions of the parties, that the fee shall be borne in unequal proportions.
     (d) The Preliminary Closing Balance Sheet shall become final and binding upon the parties upon the earlier of (i) the failure by the Shareholders to object thereto within the period permitted under Section 1.4(b), (ii) the agreement between Buyer and the Shareholders with respect thereto, or (iii) the decision by the Independent Accountant with respect to any disputes under Section 1.4(c). The Preliminary Closing Balance Sheet, as adjusted pursuant to the agreement of the parties or the decision of the Independent Accountant, when final and binding is referred to herein as the Final Closing Balance Sheet.
     (e) If the amount of cash set forth in the Final Closing Balance Sheet is less than the sum of the Current Liabilities and $250,000, then, as soon as practicable (but not more than five (5) business days) after the determination and delivery of the Final Closing Balance Sheet in accordance with this Section 1.4, the amount by which (x) the sum of Current Liabilities and $250,000 exceeds (y) the amount of cash set forth in the Final Closing Balance Sheet shall be immediately recoverable by Buyer as a set-off against the Cash Payment Installments, without the need to comply with any other provision of this Agreement. If the amount of cash set forth in the Final Closing Balance Sheet is more than the sum of the Current Liabilities and $250,000, then, as soon as practicable (but not more than five (5) business days) after the determination and delivery of the Final Closing Balance Sheet in accordance with this Section 1.4, the amount by which (i) the amount of cash set forth in the Final Closing Balance Sheet exceeds (ii) the sum of Current Liabilities and $250,000 shall be immediately paid by Buyer to the Shareholders in cash.
     (f) Any payment required by this Section 1.4 shall not limit or affect Buyer’ rights or remedies (or be Buyer’ sole or exclusive right or remedy) with respect to this

Agreement, the breach of any representation, warranty or obligation herein, the failure of any condition to Buyer’ obligations hereunder to be satisfied or the indemnification obligations of Seller hereunder.
ARTICLE II
CLOSING
     2.1. Closing Date. The closing of the purchase and sale provided for herein (the “Closing”) shall take place at 12:00 p.m., California time, on May 19, 2005 at the offices of Kirkpatrick & Lockhart Nicholson Graham LLP, 10100 Santa Monica Blvd., Suite 700, Los Angeles, California 90067, or at such other place, time or date as may hereafter be mutually agreed upon in writing by the parties (the “Closing Date”).
     2.2. Action by Buyer. Subject to the terms and conditions herein contained, (i) on the Closing Date, Buyer shall deliver to the Shareholders, among the other deliveries called for by Article VI hereof, in payment of the Purchase Price for the Shares, the Closing Cash Payment and the Notes and (ii) on or before the fourteenth business day following the Closing Date, Buyer shall deliver to the Shareholders the share certificates, representing in the aggregate, the Buyer Ordinary Shares, registered in the name of “John B. Peterson and Natalie N. Peterson” (the “Buyer Ordinary Shares Delivery”).
     2.3. Action by the Company, the Church and the Shareholders. Subject to the terms and conditions herein contained, on the Closing Date, the Company, the Church and/or the Shareholders, as the case may be, shall deliver to Buyer, among the other deliveries called for by Article VII hereof, stock certificates representing all the Company Common Stock issued and outstanding, which certificates shall be endorsed in blank or accompanied by stock powers endorsed in blank and accompanied by the requisite stock transfer stamps (the “Stock Powers and Company Certificates”).
     2.4. Filing with Registrar of Companies for England and Wales. A signed original of this Agreement and a return of allotments in respect of the Buyer Ordinary Shares shall be filed with the Registrar of Companies for England and Wales.
ARTICLE III
REPRESENTATIONS AND WARRANTIES AS TO THE COMPANY
     The Company and each Shareholder hereby jointly and severally represents and warrants to Buyer that all of the following representations and warranties set forth in this Article III are true and correct on the date hereof and as of the Closing Date as though made on the Closing Date; provided that the representations and warranties made as of a specific date set forth herein will be true and correct as of such date.

     3.1. Authorization. This Agreement and the Transaction Documents have been duly executed and delivered by the Company and the Shareholders and constitute the valid and binding obligation of each such party, enforceable against such party in accordance with its terms, except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, (b) the remedy of specific performance, injunctive relief and other equitable remedies are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought, and (c) rights to indemnification hereunder may be limited under applicable securities laws (the “Equitable Exceptions”). The Company has full corporate power, capacity and authority to execute this Agreement, the Transaction Documents and all other agreements and documents contemplated hereby.
     3.2. Organization, Existence and Good Standing of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation with all requisite corporate power and authority to own, to lease and to operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed as a foreign corporation or other applicable entity and in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so authorized or qualified would not have a Material Adverse Effect. Set forth on Schedule 3.2 is a list of the jurisdictions in which the Company is qualified or licensed to do business as a foreign corporation and a list of all names of all predecessor companies or other entities for the past four (4) years of the Company, including the names of any entities from whom the Company previously acquired material assets. In addition, set forth on Schedule 3.2 is a complete list of all the names under which the Company does or has done business. Except as disclosed in Schedule 3.2, the Company has not been a subsidiary or division of another corporation or a party to an acquisition agreement. True, complete and correct copies of the Articles of Incorporation and the Bylaws of the Company, as the same may be amended or restated, are all attached hereto on Schedule 3.2 (the “Charter Documents”). Except as set forth on Schedule 3.2, the minute books of the Company, as heretofore made available to Buyer, are correct and complete in all material respects.
     3.3. Capital Stock of the Company. Set forth on Schedule 3.3, is a complete and correct list of the names, addresses and record and beneficial stock ownership of all of the stockholders of the Company and a description of the Company’s authorized capital stock. The Shares represent all of the issued and outstanding capital stock of the Company and all of the Shares have been validly issued and are fully paid and nonassessable, and no holder thereof is entitled to any preemptive rights, statutory or otherwise. There are no outstanding options, warrants, rights, puts, calls, commitments, conversion rights, plans or other agreements of any character to which the Company is a party or otherwise bound which provide for the acquisition, disposition or issuance of any issued but not outstanding, outstanding, or authorized and unissued shares of Company Stock. There is no personal liability, and there are no preemptive or similar rights, attached to the Shares. No holder of any of the Company’s securities has any rights, “demand,” “piggy-back” or otherwise, to have such securities registered under the 1933 Act. The Shareholders own their Shares free and clear of any Liens. Shareholders and the

Church are the lawful record and beneficial owner of the Shares. Upon the delivery of the Shares in the manner contemplated by Section 6.8, Buyer will acquire the beneficial and legal, valid, and indefeasible title to such Shares, free and clear of all Liens and restrictions on transfer except for restrictions on transfer pursuant to federal and state securities laws.
     3.4. Subsidiaries. The Company presently owns, of record or beneficially, or controls directly or indirectly, the capital stock, securities convertible into capital stock or other equity interests in the corporations, associations or other business entities listed on Schedule 3.4 hereof. Except as described on Schedule 3.4, the Company is not, directly or indirectly, a participant in any joint venture, partnership, limited liability company or other non-corporate entity.
3.5. Financial Statements.
     (a) The Company has previously furnished to Buyer the unaudited balance sheets of the Company as of December 31, 2004 and December 31, 2003, and the related statements of operations, stockholders’ equity and cash flows for the two (2) fiscal years then ended, as reviewed by Squire & Co., certified public accountants (the “Company’s Accountant”) and (ii) the unaudited balance sheet as of April 30, 2005 (the “Current Balance Sheet”) and the related statements of operations, stockholder’s equity and cash flows for the four (4) months then ended (the ”Interim Financials”) (collectively, the “Financial Statements”). The Financial Statements were prepared in accordance with GAAP (except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP) and fairly present the consolidated financial condition of the Company and any subsidiaries as at the respective dates and the consolidated results of operations and cash flows of the Company and any subsidiaries for the periods indicated, subject, in the case of unaudited interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse).
     (b) The Company does not have any “off-balance sheet arrangements.” For purposes of the preceding sentence, “off-balance sheet arrangement” means with respect to any Person, any securitization transaction to which that Person or its subsidiaries is party and any other transaction, agreement or other contractual arrangement to which an entity unconsolidated with that Person is a party, under which that Person or its subsidiaries, whether or not a party to the arrangement, has, or in the future may have: (i) any obligation under a direct or indirect guarantee or similar arrangement; (ii) a retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement; (iii) derivatives to the extent that the fair value thereof is not fully reflected as a liability or asset in the Financial Statements; or (iv) any obligation or liability, including a contingent obligation or liability, to the extent that it is not fully reflected in the Financial Statements (including the footnotes thereto) (for this purpose, obligations or liabilities that are not fully reflected in the financial statements (including the footnotes thereto) include, without limitation: (i) obligations that are not classified as a liability according to GAAP; (ii) contingent liabilities as to which, as of the date of the Financial Statements, it is not probable that a loss has been incurred or, if probable, is not reasonably estimable; or (iii) liabilities as to which the amount recognized in the Financial Statements is less than the reasonably possible maximum exposure to loss under the obligation as of the date of the Financial Statements, but exclude contingent liabilities arising out of litigation, arbitration or regulatory actions (not otherwise related to off-balance sheet arrangements)).
     (c) To the extent required by Buyer under GAAP or the rules or regulations of the SEC, the Company shall furnish complete and unqualified consent to Buyer to use the Financial Statements and the Company’s historical financial statements for any reasonable business purpose at any time the same may be requested by Buyer from time to time after the Closing Date.
     (d) Except to the extent (and not in excess of the amounts) reflected in the December 31, 2004 balance sheet included in the Financial Statements or as disclosed on Schedule 3.5, the Company has no material liabilities or obligations (including, without limitation, Taxes payable and deferred Taxes and interest accrued since December 31, 2004) required to be reflected in the Financial Statements (or the notes thereto) in accordance with GAAP other than current liabilities incurred in the ordinary course of business, consistent with past practice, subsequent to December 31, 2004. For each such contingent liability, the Company has provided to Buyer the following information:
     (i) A summary description of the contingent liability together with the following:
(A)	Copies of all relevant documentation relating thereto;
(B)	Amounts claimed and any other action or relief sought; and
(C)	Name of claimant and all other parties to the claim, suit or proceeding.
     (ii) The name of each court or agency before which such claim, suit or proceeding is pending; and
     (iii) The date such claim, suit or proceeding was instituted.
     3.6.  Accounts and Notes Receivable. The Company has no accounts or notes receivable.
     3.7.  Licenses and Permits. The Company holds all Licenses and Permits required for the operation of the Business except where the failure to hold such Licenses and Permits would not have a Material Adverse Effect. An accurate list and summary description is set forth on Schedule 3.7 hereto of all such Licenses and Permits. To the Best of the Company’s Knowledge, the Licenses and Permits are valid, and the Company has not received any notice that any governmental authority intends to cancel, to terminate or not to renew any such Licenses and Permits. The Company has conducted and is conducting the Business in material compliance with the requirements, standards, criteria and conditions of, or set forth in, such Licenses and Permits and is not in material violation of any of the foregoing. Except as set forth on Schedule 3.7, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by, any such Licenses and

Permits, except where such default, breach, violation or adverse effect would not have a Material Adverse Effect.
3.8.  Tax Matters.
     (a) The Company has filed (on a timely basis) with the appropriate governmental agencies any federal, state, local and foreign Tax Returns required to be filed by it and has timely paid in full all Taxes due. All such Tax Returns were true and complete in all respects.
     (b) The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.
     (c) The Company has provided Buyer with true and complete copies of all Tax Returns filed by it since the date of inception.
     (d) There are no filed Tax Liens, and, to the Best of the Company’s Knowledge, no contemplated Tax Liens upon any properties or assets of the Company other than any statutory Liens for Taxes not yet due and payable.
     (e) The Company has not waived any statute of limitations in respect of Taxes or executed or filed with any governmental authority any agreement extending the period for the assessment or collection of any Taxes, and it is not a party to any pending or threatened suit, action or proceeding by any governmental authority for the assessment or collection of Taxes.
     (f) There is no unresolved claim by a governmental authority in any jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by such jurisdiction.
     (g) There has been no examination, audit or court proceeding with respect to Taxes with respect to any year since the Company’s inception.
     (h) The Company has timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, Shareholder or other Person.
     (i) The unpaid Taxes of the Company (i) did not, as of the date of any of the Financial Statements, exceed the reserve for Tax liabilities (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in such Financial Statements, and (ii) will not exceed that reserve, as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns, and excluding any Taxes resulting from actions taken by Buyer on the Closing Date but after the Closing.

     (j) The Company has not filed a consent under Code Section 341(f) concerning collapsible corporations; and the Company has accurately disclosed on its federal Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Code Section 6662.
     (k) The Company has not made any payments, is not obligated to make any payments, and is not a party to any plan, program or agreement that could obligate it to make any payments, separately or in the aggregate, that (i) will not be fully deductible under Code Section 280G or any corresponding provision of state, local or foreign Tax Law, or (ii) will not be fully deductible under Code Section 162(m) or any corresponding provision of state, local or foreign Tax Law; in either case, including as a result of the transactions contemplated by this Agreement.
     (l) The Company has not been a United States real property holding corporation (within the meaning of Code Section 897(c)(2)) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company is not a party to or otherwise bound by any Tax indemnification, allocation or sharing agreement. The Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return, and (ii) does not have any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax Law), as a transferee or successor, by contract or otherwise.
     (m) The Company will not be required to include any item of income in, or exclude any item of deduction from, its taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement,” as described in Code Section 7121 (or any corresponding provision of state, local or foreign Tax Law), (iii) intercompany transactions or any excess loss account described in the Treasury Regulations under Code Section 1502 (or any corresponding provision of state, local or foreign Tax Law), (D) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date.
     (n) The Company (and any predecessor of the Company) has been a validly electing S corporation within the meaning of the Code Section 1361(a)(1) (and within the meaning of any similar state and local statutes) at all times since its inception and the Company was a validly electing S corporation up to and including May 12, 2005. The Company presently files its income tax returns on an accrual basis of accounting.
     (o) No power of attorney has been granted by the Company with respect to any matters relating to Taxes that is currently in effect; and
     (p) The Company has not filed any disclosures under Sections 6662 or 6011 or comparable provisions of state, local or foreign Tax law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return.

3.9.  Assets and Properties.
     (a) Real Property. The Company does not own or hold any interest in real property.
     (b) Personal Property. Except as set forth on Schedule 3.9 and except for inventory, supplies and other personal property disposed of or consumed, and accounts receivable collected or written off, and cash utilized, all in the ordinary course of business consistent with past practice, the Company owns all of its inventory (including Inventories), equipment and other personal property (both tangible and intangible) reflected on the latest balance sheet included in the Financial Statements or acquired since December 31, 2004, free and clear of any Liens, except for statutory Liens for current taxes, assessments or governmental charges or levies on property not yet due and payable or that would not, individually or in the aggregate, have a Material Adverse Effect and other Permitted Liens.
     (c) Condition of Properties. Except as set forth on Schedule 3.9 and except for insured damage after the date of this Agreement, the leasehold estates subject to the Real Property Leases (as defined in Section 3.10) and the tangible personal property owned or leased by the Company are in good operating condition and repair, ordinary wear and tear excepted; and to the Best of the Company’s Knowledge, there is no condition not disclosed herein with respect to any such properties that would materially affect the fair market value, use or operation thereof or otherwise have a Material Adverse Effect.
     (d) Compliance. To the Best of the Company’s Knowledge, the continued use and occupancy by the Company of the leasehold estates subject to the Real Property Leases as currently operated, used and occupied, will not violate any Applicable Law or any restrictive covenant, except where such violations would not have a Material Adverse Effect.
     3.10.  Real Property Leases; Options. Schedule 3.10 sets forth a list of (i) all leases and subleases under which the Company is lessor or lessee or sublessor or sublessee of any real property, together with all amendments, supplements, nondisturbance agreements, brokerage and commission agreements and other agreements pertaining thereto (the “Real Property Leases”); (ii) all material options held by the Company or contractual obligations on the part of the Company to purchase or to acquire any interest in real property; and (iii) all options granted by the Company or contractual obligations on the part of the Company to sell or to dispose of any material interest in real property. Copies of all Real Property Leases and such options and contractual obligations have been delivered or otherwise made available to Buyer. The Company has not assigned any Real Property Leases or any such options or obligations. To the Best of the Company’s Knowledge, there are no disputes, oral agreements or forbearance programs in effect as to any Real Property Lease. The Company has not received or given any notice of default under any of the Real Property Leases which has not been cured. All facilities leased under the Real Property Leases are supplied with utilities and other services necessary for the operation of said facilities in the manner currently operated by the Company. There are no Liens on the interest of the Company in the Real Property Leases, subject only to (i) Liens for

Taxes and assessments not yet due and payable, (ii) Liens that would not, individually or in the aggregate, have a Material Adverse Effect, (iii) those matters set forth on Schedule 3.10, (iv) statutory Liens for current taxes, assessments or governmental charges or levies on property not yet delinquent, (v) Liens otherwise arising in the ordinary course of business consistent with past practice, (vi) Liens to secure obligations shown on the Company’s Financial Statements, (vii) Liens disclosed by the Real Property Leases and the other documents delivered to Buyer pursuant to this Agreement, and (viii) Liens which arise by operation of law (collectively, “Permitted Liens”). The Real Property Leases and options and contractual obligations listed on Schedule 3.10 are in full force and effect and constitute binding obligations of the Company and, to the Best of the Company’s Knowledge (x) there are no defaults thereunder, and (y) no event has occurred that with notice, lapse of time or both would constitute a default by the Company or, to the Best of the Company’s Knowledge, by any other party thereto, which default or event would have a Material Adverse Effect.
     3.11.  Environmental Laws and Regulations. (i) The Company operations of, on and at the Subject Property, and any use, storage, treatment, disposal or transportation of Hazardous Substances by the Company or its agents, employees and contractors that has occurred in, on, to, from or under the Subject Property prior to the date of this Agreement, have been in compliance with all Environmental Requirements except where non-compliance would not have a Material Adverse Effect, (ii) the Company has obtained and holds all necessary Licenses and Permits, approvals, consents and authorizations required under applicable Environmental Requirements and is in full compliance with all terms, conditions and provisions of the same, except where the failure to hold or to fully comply with such would not have a Material Adverse Effect; (iii) the Company’s occupancy and operation of the Subject Property has not resulted in any release, leak, discharge, spill, disposal or emission of Hazardous Substances in, on, to, from or under the Subject Property in a quantity or manner that violates or requires further investigation or remediation under Environmental Requirements or as required by any Agency, or could result in liability under any Environmental Law; (iv) to the Best of the Company’s Knowledge, there are no Hazardous Substances in the Subject Property as of the date of this Agreement which are the legal responsibility of the Company or pose a risk to the Company’s operations or employees, except for the presence of small quantities of Hazardous Substances utilized by the Company or other tenants of the Subject Property in compliance with Environmental Requirements and the ordinary course of their business; (v) there is no pending or, to the Best of the Company’s Knowledge, threatened litigation or administrative investigation or proceeding against the Company concerning the Subject Property, the Company or the Shareholders regarding Hazardous Substances or Environmental Requirements; (vi) except as set forth on Schedule 3.11, the Company has never owned, operated or leased any real property other than the Subject Property; (vii) the Company’s current or past transportation to or disposal at any off-site location of any Hazardous Substances from property now or formerly owned, operated or leased by the Company at the time of the Company’s ownership, operation or lease thereof was conducted in full compliance with applicable Environmental Requirements, except where non-compliance would not have a Material Adverse Effect; and (viii) the Company has not transported, recycled, treated or disposed of any Hazardous Substance, or arranged for the transportation, recycling, treatment or disposal of any Hazardous Substance, at any off-site location in any manner that may cause the Company to incur liability under any Environmental Law.

     3.12. Contracts.
     (a) Set forth on Schedule 3.12 is a list of all material contracts, licenses, agreements, arrangements and commitments (whether oral or written) to which the Company is a party or by which its assets or the Business are bound, including, without limitation, contracts, licenses, agreements, arrangements or commitments (collectively, the “Contracts”) that relate to (i) the sale, lease or other disposition by the Company of all or any substantial part of the Business or the Company’s assets or the purchase by the Company of a substantial portion of assets (in each case other than in the ordinary course of business), (ii) the Intellectual Property, (iii) the employment of any person other than personnel employed at the pleasure of the Company on an at-will basis in the ordinary course of its business at rates of compensation and on terms consistent with past practice, (iv) collective bargaining with, or any representation of any employees by, any labor union or association, (v) the acquisition of services, supplies, equipment or other personal property involving more than $20,000 or that is not terminable by the Company upon not more than thirty (30) days’ notice without obligation on the part of the Company, (vi) noncompetition, (vii) distribution, agency or construction, (viii) lending or advancing of funds other than the extension of credit to trade purchasers in the ordinary course of the Company’s business consistent with past practice, (ix) borrowing of funds or receipt of credit other than by the Company in the ordinary course of business consistent with past practice and except for trade payables in amounts and on terms consistent with past practice, (x) incurring of any obligation or liability individually or in the aggregate in excess of $20,000 except for transactions engaged in by the Company in the ordinary course of business consistent with past practice, (xi) the sale of personal property (other than sales of inventory in the ordinary course of business consistent with past practice) or services under which payments due after the date of this Agreement exceed $20,000, and (xii) any matter or transaction not in the ordinary course of the business of the Company or that is inconsistent with the past business practice of the Company. The Company has no agreements with customers that require the Company to provide goods or services at no charge or at rates significantly below the average rates for such goods or services set forth in the Company’s written customer Contracts, except for immaterial discounts and/or free goods or services provided as incentives to certain accounts. Copies of all Contracts listed on Schedule 3.12 have been provided or otherwise made available to Buyer.
     (b) Except as set forth on Schedule 3.12, each Contract is in full force and effect on the date hereof, the Company is not in default under any Contract, which default could reasonably be expected to have a Material Adverse Effect, the Company has not given or received written notice of any default under any Contract, and, to the Best of the Company’s Knowledge, no other party to any Contract is in default thereunder.
     3.13. No Violations. The execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby by the Company and the Shareholders and the consummation of the transactions contemplated hereby will not (i) violate any provision of any Charter Document, (ii) to the Best of the Company’s Knowledge, violate any statute, rule, regulation, order or decree of any public body or authority by which the Company or its properties or assets are bound or (iii) result in a violation or breach of, or constitute a default under, or result in the creation of any Lien upon, or create any rights of termination, cancellation or acceleration in any person with respect to, any Contract or any License or Permit or any other agreement, contract, indenture, mortgage or instrument to which the Company is a party or by which any of its properties or assets is bound, which violation, breach, creation of Lien or right of termination or cancellation or acceleration would have a Material Adverse Effect.
     3.14. Government Contracts. The Company is not now and has not been a party to any governmental contract.
     3.15. Consents. Except as set forth on Schedule 3.15, no consent or approval of, notice to, registration or filing with, or authorization or order of, any court or governmental authority, and no consent, approval or notice under any Contract or other agreement or commitment to which the Company is a party or by which its assets are bound, is required as a result of or in connection with the execution or delivery of this Agreement and the other agreements and documents to be executed by the Company or the consummation by the Company of the transactions contemplated hereby.
     3.16. Litigation and Related Matters. Set forth on Schedule 3.16 is a list of all actions, suits, proceedings, investigations or grievances pending against the Company or a subsidiary or, to the Best of the Company’s Knowledge, threatened against the Company or a subsidiary, the Business or any property or rights of the Company, at law or in equity, before or by any arbitration board or panel, court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (each, an “Agency”). The Company is not subject to any continuing court or Agency order, writ, injunction or decree applicable specifically to the Business or to the Company’s operations, assets or employees, nor is the Company in default with respect to any order, writ, injunction or decree of any court or Agency with respect to the Business or to the Company’s operations, assets or employees. Schedule 3.16 lists (x) all worker’s compensation claims outstanding against the Company as of the date hereof, and (y) all actions, suits or proceedings filed by or against the Company since December 31, 2002. The Company has not during the last two (2) years been required to make any indemnification payment as a result of any actual or alleged act or omission of the Company or any Person under its control and, to the Best of the Company’s Knowledge, no claims for any such payment have been made against the Company or any Person under its control.
     3.17. Compliance with Laws. To the Best of the Company’s Knowledge, the Company is in compliance with all Applicable Laws except to the extent that any noncompliance would not have a Material Adverse Effect.

     3.18. Intellectual Property Rights.
     (a) Except for off-the-shelf software licensed in the ordinary course of business, Schedule 3.18 lists the Intellectual Property used by the Company in the Business and indicates (i) the term and exclusivity of the Company’s rights with respect to such Intellectual Property, and (ii) whether each such item of Intellectual Property is owned or licensed by the Company, and, if licensed, the licensor and the license fees therefor. Unless otherwise indicated on Schedule 3.18, the Company has the right to use and to license any Intellectual Property owned by it, and the consummation of the transactions contemplated hereby will not result in the loss or material impairment of any rights of the Company in or to the Intellectual Property; except as set forth on Schedule 3.18, no securityholder, officer, director or employee of the Company or any third party has any right, title or interest in any of the Intellectual Property that is owned by the Company, and all such persons who have been authors of any Intellectual Property owned by the Company have assigned it to the Company and waived their moral rights in any copyrighted works within the Intellectual Property; all employees of the Company with access to the Company’s confidential Intellectual Property have agreed to maintain the confidentiality of confidential Intellectual Property; the Company knows of no Person who has infringed the Company’s rights to the Intellectual Property and the Company has received no notices with respect to any such infringement of the Company’s rights; to the Best of the Company’s Knowledge, there is no governmental prohibition or restriction on the license, sale or use of the Intellectual Property under Applicable Law other than export controls. Schedule 3.18 indicates the extent to which any item constituting part of the Intellectual Property has been registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or any other Agency; all such registrations, filings and issuances have been maintained and have not expired, been invalidated or cancelled. The Company has never sold Software. Except as stated on Schedule 3.18, there are no pending proceedings or adverse claims made or threatened against the Company with respect to the Intellectual Property; except as set forth on Schedule 3.18, there has been no litigation commenced or threatened in writing within the past four (4) years with respect to the Intellectual Property or the rights of the Company therein; and, except as set forth on Schedule 3.18, the Intellectual Property developed by the Company and the use thereof by the Company did not, up to the Closing Date, conflict with or infringe upon any patents, trade names, trademarks, service marks, trademark or service mark registrations, or, to the Best of the Company’s Knowledge, copyright registrations or other intellectual property rights of others (collectively, the “Third Party Intellectual Property”). Except as set forth on Schedule 3.18, the Company has not received any communication, whether written or oral, from any third party suggesting that it would be to the Company’s advantage to take a license from any third party.
     (b) The Intellectual Property that is owned by the Company is free and clear of all Liens; except as set forth on Schedule 3.18, the Company is not obligated to pay any compensation to any Person in respect of the use of the Intellectual Property that is not set forth on Schedule 3.18; except as set forth on Schedule 3.18, the Software and other technology currently used by the Company have undergone and passed the Company’s standard testing procedures for known software viruses and do not contain any such viruses that would disrupt, damage or interfere with use of the Software and other technology; the Software and other technology currently used by the Business or licensed by the Company have undergone and passed the Company’s standard quality assurance testing; and, except as set forth on Schedule 3.18, the Company has not disclosed the source code for any of the Intellectual Property or other confidential or proprietary information constituting, embodied in or pertaining to the Intellectual Property to any Person without using commercially reasonable efforts to prevent such disclosure, other than disclosure of such source code to employees or independent contractors of the Company or third parties solely for evaluation purposes, in each case pursuant to valid and binding non-disclosure agreements with such Persons that have not yet expired and disclosed on Schedule 3.18. Except as set forth on Schedule 3.18, the Intellectual Property developed by the Company does not contain derivative works of any programming or materials not owned in their entirety by the Company or without a license with respect thereto.
     3.19. Employee Benefit Plans.
     (a) Each Plan listed on Schedule 3.19 (and Schedule 3.19 identifies the Company or Group Member that sponsors such Plan), is in material compliance with Applicable Law, including ERISA and the Code, and has been administered and operated in material compliance with its terms and Applicable Law. Each Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has (i) received a favorable determination letter or (ii) was established by adoption of a prototype or volume submitter plan that is the subject of a favorable opinion letter issued by the Internal Revenue Service upon which the Company or the applicable Group Member of the Company is permitted to rely, and the Company has delivered or caused to be delivered to Buyer a true and complete copy of each such determination or opinion letter. To the Best of the Company’s Knowledge, no event has occurred and no condition exists that could be expected to result in the revocation of any such determination, and no amendments have been made since the date of the most recent determination letter for which the remedial period under Section 401(b) of the Code has expired. For purposes of this Agreement, the term “Plan” shall include each bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock, stock appreciation rights, restricted stock, incentive, fringe benefit, sick leave, vacation, paid time off, leave of absence, profit sharing, pension, retirement, medical, life, disability, accident, salary continuation, and supplemental retirement plans, contracts, arrangements, or policies, including without limitation, “all employee benefit plans” within the meaning of Section 3(3) of ERISA that are sponsored or maintained by the Company, or any Group Member or to which the Company or any Group Member could have or could have had an obligation to contribute.
     (b) No Plan is subject to Title IV of ERISA, and neither the Company nor any Group Member has made any contributions to, or had any obligation to contribute to, or participated in any “multiple employer plan” (within the meaning of the Code or ERISA) or “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). Full payment has been made of all amounts that the Company or any Group Member was required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due); all amounts properly accrued to date as liabilities of the Company that have not been paid have been properly recorded on the Financial Statements; and no Plan is subject to Part 3 of Subtitle B of Title 1 of ERISA or has incurred any “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived. The Company and its Group Members, if any, do not have any obligation to provide health benefits or other non-pension benefits to retired or former employees, except as specifically required by Section 4980B(f) of the Code to provide health benefits or other non-pension benefits to retired or former employees, except as specifically required by Section 4980B(f) of the Code.
     (c) As of the date hereof, there are no material actions, suits or claims pending or, to the Best of the Company’s Knowledge threatened against or with respect to any Plan or the assets of any Plan (other than routine claims for benefits and appeals of denied claims) and no civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending or, to the Best of the Company’s Knowledge, threatened against the Company or any Group Member or, to the Best of the Company’s Knowledge, any fiduciary of any Plan with respect to any such Plans. Neither the Company nor any Group Member has received any written notice that any Plan or any fiduciary thereof is presently the direct or indirect subject of an audit, investigation or examination by any governmental or quasi-governmental agency and, to the Best of the Company’s Knowledge, no such action has been threatened. The Company may amend or terminate any such Plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination (and normal administrative termination costs).
     (d) Neither the Company nor any Group Member nor any director, officer, or employee of the foregoing, nor, to the Best of the Company’s Knowledge, any other person who participates in the operation of any Plan, has engaged in any transaction with respect to any Plan, or breached any applicable fiduciary responsibility or obligation under Title I of ERISA that would subject any of them to a material tax, penalty or liability for prohibited transactions or breach of any obligations under ERISA or the Code or would result in any material claim being made under, by or on behalf of any such Plan by any party with standing to make such a claim.
     (e) Neither the Company nor any Group Member has incurred any liability or civil penalty under Sections 409, 402(i) or 502 of ERISA or liability for any tax or excise tax arising under Chapter 43 or Section 6652 of the Code with respect to any Plan, and no event has occurred and no condition or circumstance exists that could reasonably be expected to give rise to any such liability with respect to any Plan.
     (f) Except as set forth on Schedule 3.19, neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (i) entitle any current or former employee of the Company to severance pay, unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee, or (iii) directly or indirectly result in any payment made or to be made to or on behalf of any Person being classified or treated as a “parachute payment” (within the meaning of Section 280G of the Code). For purposes of this Agreement, “Group Member” shall mean any member of any “affiliated service group” (as defined in Section 414(m) of the Code) that includes the Company, any member of any “controlled group of corporations” (as defined in Section 414(b) of the Code) that includes the Company or any member of any group of “trades or businesses under common control” (as defined by Section 414(c) of the Code) that includes the Company or any other organization required to be aggregated with the Company under Section 414(o) of the Code.
     (g) With respect to each Plan, the Company has delivered or otherwise made available to Buyer a true and complete copy of such Plan document, including any amendments thereto, and a copy of any related trust agreement, insurance contract or any other agreements by which such Plan is established, operated, administered, or funded, the most recent summary Plan description, together with any summaries of material modifications, and the three most recently filed Forms 5500, as applicable.
     (h) Each Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code complies in form and in operation with Section 409A of the Code and no event has occurred that would trigger the additional tax set forth in Section 409A(a)(1)(B)(i)(II) of the Code with respect to any such Plan.
     (i) The Company does not, and following the Closing Date, Buyer will not, have any liability (actual or contingent) with respect to any Plan established, maintained, or sponsored by any Group Member, or to which any Group Member has contributed, or into which any Group Member has entered.
     3.20. Employees; Employee Relations.
     (a) Schedule 3.20 sets forth (i) the name and current annual salary (or rate of pay) and other compensation (including, without limitation, normal bonus, profit-sharing and other compensation) now payable by the Company to each employee (which for all purposes of this Agreement shall include employees leased by the Company from a third party) whose current total annual compensation or estimated compensation is $25,000 or more, (ii) any increase to become effective after the date of this Agreement in the total compensation or rate of total compensation payable by the Company to each such person, (iii) all presently outstanding loans and advances (other than routine travel advances to be repaid or formally accounted for within sixty (60) days) made by the Company to, or made to the Company by, any director, officer or employee, (iv) all other transactions between the Company and any director, officer or employee thereof since January 31, 2003, and (v) all accrued but unpaid vacation pay owing to any officer or employee that is not disclosed on the Financial Statements.
     (b) The Company is not a party to, or bound by, the terms of any collective bargaining agreement, and the Company has not experienced any material labor difficulties during the last four (4) years and during the last four (4) years, none of the employees of the Company has been represented by any labor union or other employee collective bargaining organization, was a party to, or bound by, any labor or other collective bargaining agreement or has been subject to or involved in or, to the Best of the Company’s Knowledge, threatened with, any union elections, petitions or other organizational or recruiting activities. Except as set forth on Schedule 3.20, there are no labor disputes existing, or to the Best of the Company’s Knowledge, threatened involving, by way of example, strikes, work stoppages, slowdowns, picketing, or any other interference with work or production, or any other concerted action by employees. No charges or proceedings before the National Labor Relations Board, or similar agency, exist, or to the Best of the Company’s Knowledge, are threatened.
     (c) To the Best of the Company’s Knowledge, the relationships enjoyed by the Company with its employees are good, and the Company has no knowledge of any facts that would indicate that John B. Peterson, Ryan Sanders and the other key employees of the Company are not reasonably likely to continue in the employ thereof following the Closing on a basis similar to that existing on the date of this Agreement. Except as disclosed on Schedule 3.12(a), the Company is not a party to any employment contract with any individual or employee. No legal proceedings or, to the Best of the Company’s Knowledge, charges, complaints or claims exist under any federal, state or local laws affecting the employment relationship, including, but not limited to, (i) anti-discrimination statutes such as Title VII of the Civil Rights Act of 1964, as amended (or similar state or local laws prohibiting discrimination because of race, sex, religion, national origin, age and the like), (ii) the Fair Labor Standards Act or other federal, state or local laws regulating hours of work, wages, overtime and other working conditions, (iii) requirements imposed by federal, state or local governmental contracts such as those imposed by Executive Order 11246, (iv) state laws with respect to tortious employment conduct, such as slander, harassment, false light, invasion of privacy, negligent hiring or retention, intentional infliction of emotional distress, assault and battery, or loss of consortium, or (v) the Occupational Safety and Health Act, as amended, as well as any similar state laws, or other regulations respecting safety in the workplace; and, to the Best of the Company’s Knowledge, no proceedings, charges, complaints or claims are threatened under any such laws or regulations and no facts or circumstances exist that would give rise to any such proceedings, charges, complaints or claims, whether valid or not. The Company is not subject to any settlement or consent decree with any present or former employee, employee representative or any government or Agency relating to claims of discrimination or other claims in respect to employment practices and policies; and no government or Agency has issued a judgment, order, decree or finding with respect to the labor and employment practices (including practices relating to discrimination) of the Company. Since January 1, 2004, the Company has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state laws, and the Company has not laid off more than ten percent (10%) of its employees at any single site of employment in any ninety (90) day period during the twelve (12) month period ending at the Closing Date.
     (d) The Company is in compliance in all material respects with the provisions of the Americans with Disabilities Act, as amended.
     (e) Except as disclosed on Schedule 3.20, the Company employs all of its employees directly.

     3.21. Insurance. Schedule 3.21 contains an accurate list of the policies and contracts (including insurer, named insured, type of coverage, limits of insurance, required deductibles or co-payments, annual premiums and expiration date) for fire, casualty, liability and other forms of insurance maintained by, or for the benefit of, the Company. All such policies are in full force and effect and shall remain in full force and effect through the Closing Date. The Company has not received any notice of cancellation or non-renewal or of significant premium increases with respect to any such policy. Except as disclosed on Schedule 3.21, no pending claims made by or on behalf of the Company under such policies have been denied or are being defended against third parties under a reservation of rights by an insurer thereof. All premiums due prior to the date hereof for periods prior to the date hereof with respect to such policies have been timely paid.
     3.22. Interests in Customers, Suppliers, Etc. No Shareholder or officer, director or affiliate of the Company possesses, directly or indirectly, any financial interest in, or is a director, officer, employee or affiliate of, any Person that is a client, supplier, customer, lessor, lessee or competitor of the Company. Ownership of securities of a corporation whose securities are registered under the 1934 Act not in excess of five percent (5%) of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 3.22.
     3.23. Business Relations. Schedule 3.23 contains an accurate list of all significant customers of the Company (i.e., disclosing either those customers representing five percent (5%) or more of the Company’s revenues for the twelve (12) months ended December 31, 2004 or those ten (10) largest revenue-generating customers). The Company is not required to provide any bonding or other financial security arrangements in any material amount in connection with any transactions with any of its customers or suppliers. Except as set forth on Schedule 3.23, no customer records have suffered damage or have been lost or improperly destroyed.
     3.24. Officers and Directors. Set forth on Schedule 3.24 is a list of the current officers and directors of the Company and each subsidiary.
     3.25. Bank Accounts and Powers of Attorney. Schedule 3.25 sets forth each bank, savings institution and other financial institution with which the Company has an account or safe deposit box or a line of credit, letter of credit or other financial agreement, arrangement or obligation, and the names of all persons authorized to draw thereon or to have access thereto. Each person holding a power of attorney or similar grant of authority on behalf of the Company is identified on Schedule 3.25. Except as disclosed on Schedule 3.25, the Company has not given any revocable or irrevocable powers of attorney to any person, firm, corporation or organization relating to the Business for any purpose whatsoever.
     3.26. Absence of Certain Changes or Events. Except as set forth on Schedule 3.26 or on any other schedule contemplated by this Agreement, since December 31, 2004, there has not been (a) any damage, destruction or casualty loss to the physical properties of the Company or to the physical properties of any third parties that are located on the Company’s premises or within the Company’s control (whether or not covered by insurance), (b) any event or circumstance that would have a Material Adverse Effect, (c) any entry into any transaction, commitment or agreement (including, without limitation, any borrowing) material to the Company, except transactions, commitments or agreements in the ordinary course of business consistent with past practice, (d) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property with respect to the capital stock or other securities of the Company, any repurchase, redemption or other acquisition by the Company of any capital stock or other securities, or any agreement, arrangement or commitment by the Company to do so, (e) any sale, transfer or other disposition of, or the creation of any Lien upon, any part of the assets of the Company, tangible or intangible, except for sales of inventory and use of supplies and collections of accounts receivables in the ordinary course of business consistent with past practice, or any cancellation or forgiveness of any debts or claims by the Company that are material (either individually or in the aggregate), (f) any loss of any customers or suppliers of the Company, any loss of business or increase in the cost of inventory items or change in the terms offered to such customers or, to the Best of the Company’s Knowledge, any change in the relations of the Company with its customers or suppliers or (g) any capital expenditure (including any capital leases) or commitment therefor by the Company in excess of $50,000, in each event with respect to items (a)-(g) hereof that would be reasonably likely to have a Material Adverse Effect.
     3.27. Disclosure. No representation or warranty of the Company or the Shareholders contained in this Agreement, in the schedules attached hereto or in any certificate furnished or to be furnished by the Company to Buyer in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make any statement contained herein or therein, in light of the circumstances under which made, not misleading.
     3.28. Continuity of Business Enterprise. The Company operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulations Section 1.368-1(d).
     3.29. Spin-off by the Company. Except as set forth on Schedule 3.29, there has not been any sale or spin-off of material assets of either the Company or any other Person that directly, or indirectly through one or more intermediates, controls, is controlled by or is under common control with the Company, within the two (2) years prior to the date of this Agreement, and any such sale or spin-off was not effected in contemplation of the transactions described herein.
     3.30. Ownership of the Shares. Each of the Shareholders is the record and beneficial owner of that number of Shares set forth opposite such Shareholder’s name in Schedule 3.3. Each Shareholder has good and marketable title to such Shares, free and clear of any Liens or other claims, security interests, pledges, or encumbrances of any nature whatsoever. All such Shares are duly authorized, validly issued, fully paid and nonassessable and each Shareholder has complete and unrestricted power and the unqualified right to sell, assign, transfer and deliver its Shares to Buyer, and upon delivery to Buyer of the certificates representing such Shares, either endorsed in blank for transfer or together with appropriately executed stock powers with respect thereto, Buyer shall acquire good and marketable title to such Shares, free and clear of any Liens or encumbrances of any nature whatsoever.
     3.31. Non-Registration of Buyer Ordinary Shares. Each Shareholder understands that the Buyer Ordinary Shares received by him or her pursuant to this Agreement are not registered under the 1933 Act, or under applicable state securities laws, in reliance upon exemption contained in the 1933 Act and such laws and any applicable regulations promulgated thereunder or interpretations thereof, and cannot be offered for sale, sold or otherwise transferred unless the Buyer Ordinary Shares are subsequently so registered pursuant to the terms of this Agreement or qualify for exemption from registration under the 1933 Act and such applicable state securities laws; and the certificates of such Buyer Ordinary Shares shall bear an appropriate legend to that effect.
     3.32. Investment Representations.
     (a) Each Shareholder is acquiring the Buyer Ordinary Shares allocable to him or her for investment for his or her own account and not with a view to, or for resale in connection with, the distribution thereof in contravention of securities laws.
     (b) Each Shareholder’s knowledge and experience in financial and business matters are such that he or she (either alone or together with such Shareholder’s advisors) is capable of evaluating the merits and risks of his or her acquisition of the Buyer Ordinary Shares. Each Shareholder acknowledges that Buyer has made available to each Shareholder, his or her legal and tax counsel, and each Shareholders’ advisors, prior to the date hereof, the opportunity to ask questions of, and to receive answers from, Buyer and its representatives, about Buyer and access to any information, documents, financial statements, records and books (i) relative to Buyer and its business and an investment in Buyer, and (ii) necessary to verify the accuracy of any information furnished to each Shareholder.
     (c) Each Shareholder’s financial condition is such that he or she can afford to bear the economic risk of holding the Buyer Ordinary Shares for an indefinite period of time and has adequate means for providing for his or her current needs and contingencies and to suffer a complete loss of his or her investment in the Buyer Ordinary Shares.
     (d) Each Shareholder is an “accredited investor” as defined in Rule 501 under the 1933 Act. Each Shareholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of purchasing the Buyer Ordinary Shares. No Shareholder is a registered broker dealer or an affiliate of any broker or dealer registered under Section 15(a) of the 1934 Act, or a member of the National Association of Securities Dealers, Inc. or a Person engaged in the business of being a broker dealer.

     (e) Each Shareholder has been advised that (i) the Buyer Ordinary Shares have not been registered under the 1933 Act or other applicable securities laws, (ii) the Buyer Ordinary Shares may need to be held indefinitely, and each Shareholder must continue to bear the economic risk of the investment in the Buyer Ordinary Shares unless they are subsequently registered under the 1933 Act or an exemption from such registration is available, (iii) when and if the Buyer Ordinary Shares may be disposed of without registration in reliance on Rule 144 promulgated under the 1933 Act, such disposition can be made only in limited amounts in accordance with the terms and conditions of such Rule, and the Shareholder must deliver an opinion of counsel to Buyer reasonably acceptable to Buyer in form, substance and scope to the effect that the Buyer Ordinary Shares to be sold or transferred may be sold or transferred under an exemption from such registration, and (iv) if the Rule 144 exemption is not available, public sale without registration will require compliance with an exemption under the 1933 Act.
     (f) Each Shareholder understands that no Agency has passed upon or made any recommendation or endorsement of the Buyer Ordinary Shares.
     (g) Each Shareholder understands that the Buyer Ordinary Shares are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from Buyer in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.
     (h) Each Shareholder acknowledges that Buyer and its advisors will rely on the representations and warranties of the Shareholder contained in this Section 3.32 for purposes of determining whether the issuance of the Buyer Ordinary Shares is exempt from registration under the 1933 Act and other applicable securities laws.
     3.33. Legends. Each Shareholder understands that the Buyer Ordinary Shares shall bear a restrictive legend in substantially the following form:
THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS UNLESS OFFERED, SOLD OR TRANSFERRED UNDER AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.
     3.34. Intentionally Deleted.

     3.35. Transactions With Affiliates and Employees. Except as set forth on Schedule 3.35, none of the Shareholders or the officers or directors of the Company and, to the Knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any Shareholder, officer, director or such employee or, to the Knowledge of the Company, any entity in which any Shareholder, officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to the Company and the Shareholders that all of the following representations and warranties set forth in this Article IV are true and correct at the time of the Closing.
     4.1. Due Organization. Buyer is duly incorporated, validly existing and in good standing under the laws of England and Wales, has the corporate power to own its properties and to carry on its business as now being conducted and is duly authorized and qualified under all applicable laws, regulations, and ordinances of public authorities to carry on its businesses in the places and in the manner as now conducted except where the failure to be so authorized or qualified would not have a Buyer Material Adverse Effect (as defined in Section 4.7 hereof).
     4.2. Buyer Ordinary Shares. The Buyer Ordinary Shares to be issued to the Shareholders at the Closing shall be validly and legally issued shares of Buyer Ordinary Shares, fully paid with effect from the Closing Date, and (i) shall be free and clear of all Liens created by any act or omission of Buyer, and (ii) except as described in this Agreement, will be legally equivalent in all respects to the Buyer Ordinary Shares issued and outstanding as of the date hereof and subject to the Buyer’s memorandum and articles of association.
     4.3. Validity of Obligations. The execution and delivery of the Transaction Documents by Buyer and the performance by Buyer of the transactions contemplated therein have been duly and validly authorized by the Board of Directors of Buyer, and the Transaction Documents shall have each been duly and validly authorized by all necessary corporate action, duly executed and delivered at or prior to the Closing and shall be the legal, valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms, subject to the Equitable Exceptions.
     4.4. Authorization. The representatives of Buyer executing this Agreement and the other Transaction Documents have the corporate authority to enter into and to bind Buyer to the terms of this Agreement and the other Transaction Documents. Buyer has the full legal right, power and authority to enter into this Agreement and the other Transaction Documents.

     4.5. No Conflicts. Except as required by Section 2.4 or as set forth on Schedule 4.5, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of any transactions referred to herein or contemplated hereby will not:
     (a) Conflict with, or result in a breach or violation of, the Memorandum and Articles of Association or the Bylaws of Buyer, copies of which have been made available to the Company;
     (b) Materially conflict with, or result in a material default (or would constitute a default but for any requirement of notice or lapse of time or both) under any material document, agreement or other instrument to which Buyer is a party or by which its properties are bound, or violate or result in the creation or imposition of any Lien on any of Buyer’s properties pursuant to (i) any law or regulation to which Buyer or any of its property is subject, or (ii) any judgment, order or decree to which Buyer is bound or any of its property is subject; or
     (c) Result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of Buyer or require notice to, or the consent or approval of, any Agency or other third party to remain in full force and effect or give rise to any right to termination, cancellation or acceleration or loss of any right or benefit.
     4.6. Financial and Other Information. None of the public filings made with the Frankfurt Stock Exchange (including all financial information provided therein), the “Buyer Public Documents”) contained on their filing dates any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent superseded or amended by Buyer Public Documents filed subsequently and prior to the date hereof. As of their respective filing dates, the Buyer Public Documents complied in all material respects with all applicable requirements of the Frankfurt Stock Exchange and the rules and regulations of the Frankfurt Stock Exchange promulgated thereunder in effect on such dates and applicable to such Buyer Public Documents, except to the extent superseded or amended by a Buyer Public Document filed subsequently and prior to the date hereof. No representation or disclosure of the Buyer contained in the Buyer Public Documents contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make any statement contained herein or therein, in light of the circumstances under which made, not misleading.
     4.7. Conformity with Law and Litigation. To the Best of Buyer’s Knowledge and except as otherwise disclosed by Buyer in any applicable public filing made with the SEC or the Frankfurt Stock Exchange, Buyer is not in violation of any Applicable Law or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it that would have a material adverse effect on the business, operations, affairs, properties, assets or condition (financial or otherwise) of Buyer and the subsidiaries of Buyer taken as a whole (a “Buyer Material Adverse Effect”). Except as set forth on Schedule 4.7 or as otherwise disclosed by Buyer in any public filing made with the SEC or any other Agency, there are no claims, actions, suits or proceedings, pending or, to the Best of Buyer’s Knowledge, threatened, against or affecting Buyer, at law or in equity, or before or by any Agency having jurisdiction over it, in each case that would have a Buyer Material Adverse Effect, and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. To the Best of Buyer’s Knowledge, Buyer has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in applicable federal, state and local statutes, ordinances, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing that would have a Buyer Material Adverse Effect.
     4.8. Capital Resources. Buyer has sufficient capital resources to pay the Purchase Price.
ARTICLE V
REPRESENTATION AND WARRANTY OF THE CHURCH
     5.1. Title to Shares. The Church owns its Shares free and clear of any Liens. The Church is the lawful record and beneficial owners of the Shares. Upon the delivery of the Shares in the manner contemplated by Section 7.8, Buyer will acquire the beneficial and legal, valid and indefeasible title to such Shares free and clear of any Liens and restrictions on transfer except for restrictions on transfer pursuant to federal and state securities laws.
ARTICLE VI
CLOSING DELIVERIES BY BUYER
     At or prior to the Closing, Buyer shall deliver the following to the Company:
     6.1. Buyer Ordinary Shares Delivery; Closing Cash Payment. The Buyer Ordinary Shares Delivery, the Notes and the Closing Cash Payment.
     6.2. Consents and Approvals. All materially necessary consents of and filings with any Agency or any third party relating to the consummation of the transactions contemplated hereby.
     6.3. Good Standing Certificates; Certificate of Satisfaction. A certificate, dated as of a date not more than ten (10) days prior to the Closing Date, duly issued by the Secretary of State of the State of California showing that Buyer, as a public limited company incorporated under the laws of England and Wales, is in good standing and authorized to do business in the

State of California and that all state franchise and/or income tax returns and taxes for all periods prior to the Closing have been filed and paid.
ARTICLE VII
CLOSING DELIVERIES OF THE COMPANY, THE CHURCH
AND THE SHAREHOLDERS
     At or prior to the Closing, the Company and/or the Shareholders, and, with respect to Section 7.7 only, the Church, shall deliver the following to Buyer:
     7.1. Consents and Approvals. All materially necessary consents of and filings with any Agency or any third party relating to the consummation of the transactions contemplated herein.
     7.2. Termination of Related Party Agreements and Benefit Plans. Evidence of the cancellation or termination of all existing agreements between the Company and its securityholders or business or personal affiliates of the Company or its securityholders and all existing bonus and incentive plans and arrangements of the Company, effective on the Closing Date and conditioned on the Closing other than those set forth on Schedule 7.2.
     7.3. Resignations. Resignations of the officers and directors of the Company listed on Schedule 7.3 effective as of the Closing Date.
     7.4. Noncompetition Agreements. A Noncompetition Agreement in substantially the form attached hereto as Schedule 7.4(a) executed and delivered by each of the Shareholders (“Noncompetition Agreements”), and Buyer’s standard form Nondisclosure and Development Agreement in substantially the form attached as Schedule 7.4(b) executed and delivered by each of the Shareholders.
     7.5. Employment Offer Letter. An employment offer letter from Buyer executed and delivered by John B. Peterson (the “Employment Agreement”) in substantially the form attached as Schedule 7.5.
     7.6. Good Standing Certificates; Certificate of Satisfaction. A certificate, dated as of a date not more than ten (10) days prior to the Closing Date, duly issued by the appropriate governmental authority in the state of incorporation of the Company and in each state, if any, in which the Company is authorized to do business, showing that the Company is in good standing and authorized to do business and that all state franchise and/or income tax returns and taxes for all periods prior to the Closing have been filed and paid.

     7.7. Stock Powers and Company Certificates. The Stock Powers and Company Certificates.
     7.8. Foreign Buyer Statement. A properly executed statement satisfying the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3).
ARTICLE VIII
COVENANTS OF THE PARTIES
     8.1. Preparation and Filing of Tax Returns.
     (a) The Shareholders shall, in accordance with the Company’s past practices, prepare or cause to be prepared, and file or cause to be filed, all Tax Returns of the Company for Tax periods ending on or prior to the Closing Date that are due to be filed after the Closing Date, including, without limitation, the Company’s final S corporation Tax Return. The Shareholders shall be responsible for the payment of all Taxes reported on such Tax Returns. Any Tax Returns of the Company filed by the Shareholders on or after the Closing Date shall be subject to Buyer’s review and approval prior to filing, which approval shall not be unreasonably withheld, delayed or conditioned, and copies of such Tax Returns shall be provided to Buyer at least thirty (30) days before the date such Tax Returns are due. Buyer shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date (“Straddle Period Tax Returns”). Any such Straddle Period Tax Returns of the Company filed by Buyer on or after the Closing Date shall be subject to the Shareholders’ review and approval prior to filing, which approval shall not be unreasonably withheld, delayed or conditioned, and copies of such Straddle Period Tax Returns shall be provided to the Shareholders at least thirty (30) days before the date such Straddle Period Tax Returns are due. The parties acknowledge that the Company’s items of income, gain, loss, deduction and credit shall be allocated between its S short year and its C short year on the basis of the Company’s normal method of accounting in accordance with Section 1362(e)(3) of the Code and the Treasury Regulations thereunder. Buyer hereby agrees to prepare Straddle Period Tax Returns in a manner consistent with such allocation. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period through and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.
          (b) Buyer, the Company and the Shareholders shall cooperate, as and to the extent reasonably requested, in connection with the preparation and filing of Tax Returns pursuant to this Section and any audit, investigation, litigation or other action with respect to Taxes relating to such Tax Returns which may be instituted after the Closing.
          (c) Buyer shall not cause or permit the Company to change any Tax election or amend any Tax Return in respect of taxable periods ending on or before the Closing Date, unless otherwise required by Law.
          (d) Any Taxes owed by the Shareholders pursuant to Sections 8.1(a), and as a result of the representation in Section 3.8(i), shall be paid to the Company by the Shareholders at least five (5) business days before the date such Taxes are due.
     8.2. Press Releases; Provision of Financials.
     (a) Buyer shall be entitled to issue press releases or make any public statements or filings with respect to the transactions contemplated hereby, and Company shall not issue any such press release or otherwise make any such public statement, filing or other communication without the prior consent of Buyer, except if such disclosure is required by law, in which case the Company shall promptly provide Buyer with prior notice of such public statement, filing or other communication.
     (b) Immediately following the execution of this Agreement, the Company shall provide full and complete access for Buyer and Buyer’s accountants to the books and records of the Company and shall direct the Company’s officers and directors to cooperate with an audit of the Company by the Buyer’s accountants.
     (c) To the extent required by Buyer under GAAP or the rules or regulations of the SEC or any other Agency, the Company and the Company’s Accountant shall furnish complete and unqualified consent to Buyer to use the Financial Statements and the Company’s historical financial statements for any reasonable business purpose at any time the same may be requested by Buyer from time to time after the Closing Date.
ARTICLE IX
INDEMNIFICATION
9.1. General Indemnity.
     (a) The Company and the Shareholders hereby agree to jointly and severally defend, indemnify and hold harmless Buyer and its directors, officers, employees, representatives, agents and attorneys (each, an “Indemnified Party”) from Buyer Losses caused by, resulting from or arising out of:
     (i) breaches of representations or warranties hereunder on the part of the Company and/or the Shareholders or failures by the Company and/or the Shareholders to perform or otherwise fulfill any undertaking or other agreement or obligation hereunder, including, without limitation, those set forth in Section 3.8, or to perform their covenants set forth in this Agreement or in any other agreement or document executed in connection with the transactions contemplated hereby;
     (ii) any and all actions, suits, proceedings, claims and demands incident to any of the foregoing or such indemnification;
     (iii) any and all actions, suits, proceedings, claims, liabilities, and demands incident to, related to or arising from the matters set forth in Section 3.16(d) of the Shareholders’ Disclosure Schedules, except to the extent any such Buyer Losses are included in Current Liabilities (the “Website Matters”); and
     (iv) any and all actions, suits, proceedings, claims, penalties, liabilities and damages arising from the matters set forth in Section 3.5 of the Shareholders’ Disclosure Schedules, except to the extent any such Buyer Losses are included in Current Liabilities (the “Payroll Matters”);
If any claim, liability, demand, assessment, action, suit or proceeding shall be asserted pursuant to this Section 9.1(a) in respect of which the Indemnified Party proposes to demand indemnification, the Indemnified Party shall notify the Shareholders (an “Indemnified Party Claim Notice”), provided, however, that the failure to so notify the Shareholders shall not reduce or affect the Shareholders obligations with respect thereto except to the extent that the Shareholders are materially prejudiced thereby. Subject to rights of or duties to any insurer or other third Person having liability therefor, the Shareholders shall have the right promptly upon receipt of such notice to assume the control of the defense, compromise or settlement of any claim, liability, demand, assessment, action, suit or proceeding shall be asserted pursuant to this Section 9.1(a) (provided that any compromise or settlement must be approved by the Indemnified Party, such approval not to be unreasonably withheld or delayed), including, at its own expense, employment of counsel reasonably satisfactory to the Indemnified Party; provided, however, that if the Shareholders shall have exercised their right to assume such control, the Indemnified Party may, in its sole discretion and at its expense, employ counsel to represent it (in addition to counsel employed by the Shareholders) in any such matter, and in such event counsel selected by the Shareholders shall be required to cooperate with such counsel of the Indemnified Party in such defense, compromise or settlement. In the event any Indemnified Party Claim Notice does not involve a third party claim being asserted against or sought to be collected from an Indemnified Party (a “Direct Claim”), the Indemnified Party Claim Notice shall set forth, to the best of the Indemnified Party’s knowledge, all facts and other information with respect to the claim, including without limitation the anticipated Buyer Losses or a reasonable estimate thereof. The Shareholders shall promptly acknowledge receipt of the Indemnified Party Claim Notice, and if the Shareholders do not notify the Indemnified Party within 30 calendar days following receipt of the Indemnified Party Claim Notice that the Shareholders dispute liability to the Indemnified Party, then, subject to Section 9.1(c), such Direct Claim shall be conclusively deemed a liability of the Shareholders and the Company and the Shareholders authorize Buyer to set-off any amounts owing to Buyer pursuant to such Direct Claim against any amounts then owing pursuant to Section 1.3 hereof; provided that any such set-off shall not exceed the highest amount stated or estimated in the Indemnified Party Claim Notice without the consent of the Shareholders, such consent not to be unreasonably withheld or delayed.
     (b) Buyer agrees to defend, indemnify and hold harmless the Shareholders from Company Losses caused by, resulting from or arising out of:
     (i) breaches of representations or warranties hereunder on the part of Buyer or failures by Buyer to perform or otherwise fulfill any undertaking or other agreement or obligation hereunder; and
     (ii) any and all actions, suits, proceedings, claims and demands incident to any of the foregoing or such indemnification.
If any claim, liability, demand, assessment, action, suit or proceeding shall be asserted pursuant to this Section 9.1(b) (“Shareholder Indemnified Claims”) in respect of which the Shareholders propose to demand indemnification, the Shareholders shall notify Buyer ( a “Shareholder Claim Notice”), provided, however, that the failure to so notify Buyer shall not reduce or affect Buyer’s obligations with respect thereto except to the extent that Buyer is materially prejudiced thereby. Subject to rights of or duties to any insurer or other third Person having liability therefor, Buyer shall have the right promptly upon receipt of such notice to assume the control of the defense, compromise or settlement of any such Shareholder Indemnified Claims (provided that any compromise or settlement must be approved by the Shareholders, such approval not to be unreasonably withheld or delayed) including, at its own expense, employment of counsel reasonably satisfactory to the Shareholders; provided, however, that if Buyer shall have exercised its right to assume such control, the Shareholders may, in their sole discretion and at their expense, employ counsel to represent the Shareholders (in addition to counsel employed by Buyer) in any such matter, and in such event counsel selected by Buyer shall be required to cooperate with such counsel of the Shareholders in such defense, compromise or settlement.
     (c) Except with respect to the Website Matters and the Payroll Matters, in no event shall the total aggregate amount of recovery under either Sections 9.1(a) or 9.1(b) exceed at any time the amount then owing, but not already due and payable, pursuant to the Notes, set off against which Notes not yet due and payable shall be the exclusive source of recovery under Section 9.1(a) for Buyer Losses; provided, that the Company and the Shareholders shall not be liable for any Buyer Losses unless the aggregate amount of all Buyer Losses for which indemnification is sought by Indemnified Parties exceeds on a cumulative basis $25,000 (the “Indemnity Basket”), but if the aggregate amount of all Buyer Losses exceeds such amount, the Indemnified Parties shall be entitled to indemnification for all such Losses, including the Indemnity Basket; provided further, however, that the amount recoverable for any Buyer Losses arising from the Website Matters or the Payroll Matters shall not exceed $10,000,000. Notwithstanding anything contained in this Agreement to the contrary, the amount of any recovery under either Sections 9.1(a) or 9.1(b) shall be net of (i) any insurance proceeds or other third party indemnity or contribution amounts actually received by an Indemnified Party, and

(ii) any Tax savings that reduce the overall impact of the losses upon an Indemnified Party. In computing the amount of any such Tax savings, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence of any payment of any indemnified losses. Each party shall use commercially reasonable efforts to mitigate its losses.
ARTICLE X
GENERAL
     10.1. Survival of Covenants, Agreements, Representations and Warranties.
     (a) Covenants and Agreements. All covenants and agreements made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing and shall continue in full force and effect thereafter according to their terms without limit as to duration.
     (b) Representations and Warranties. Except for the representations and warranties contained in Sections 3.8 or 3.11 hereof, all representations and warranties contained herein shall survive the Closing and shall continue in full force and effect thereafter for a period of one (1) year from the Closing Date. The representations and warranties contained in Sections 3.8 or 3.11 hereof shall survive until the earlier of the expiration of the applicable statute of limitations or ten (10) years from the Closing Date.
     (c) Claims Made Prior to Expiration. The parties will only have liability for indemnification under Article IX to the extent a Claim Notice relating to such indemnification is delivered prior to the expiration of the foregoing survival periods set forth in this Section 10.1. Notwithstanding the foregoing survival periods set forth in this Section 10.1, the termination of a survival period shall not affect the rights of any party in respect of any claim made (i) in good faith by any party delivering a Claim Notice in accordance with this Agreement prior to the expiration of the applicable survival period or (ii) for Buyer Losses caused by, resulting from or arising out of the Website Matters or the Payroll Matters.
     10.2. Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, and the successors of Buyer.
     10.3. Entire Agreement. This Agreement (including the schedules, exhibits and annexes attached hereto) and the Transaction Documents delivered pursuant hereto constitute the entire agreement and understanding among the Shareholders, the Company, and Buyer, and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms, and this Agreement and the Annexes hereto may be modified or amended only by a written instrument executed by the Company, the

Shareholders and Buyer, acting through, as applicable, their respective officers, duly authorized by their respective Boards of Directors.
     10.4. Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.
     10.5. Brokers and Agents. Each party represents and warrants that it employed no broker or agent in connection with this transaction.
     10.6. Expenses. Buyer will pay the fees, expenses and disbursements of Buyer and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments thereto. The Shareholders will pay the fees, expenses and disbursements of the Shareholders and the Company and their agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments thereto. The Shareholders, and not the Company or Buyer, will pay all taxes due upon receipt of the consideration payable to the Shareholders pursuant to Article I, and all sales, use, real property, transfer, recording, gains, stock transfer and other similar fees in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, the Shareholders shall pay the fees and expenses (the “Audit Expenses”) incurred by Buyer in connection with the Buyer’s audit of the Financial Statements to the extent such fees and expenses exceed $20,000; provided, however, that such Audit Expenses (in excess of $20,000) may, in the Buyer’s sole discretion, be deducted from the cash installments set forth in Section 1.3 hereof.
     10.7. Notices. All notices of communication required or permitted hereunder shall be in writing and may be given by (a) depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivering the same in person to an officer or agent of such party or (c) sending a facsimile of the same with electronic confirmation of receipt.
(i)	If to Buyer, addressed to:

Spark Networks plc 8383 Wilshire Boulevard, Suite 800 Beverly Hills, CA 90211 Facsimile No. (323) 836-3333 Attn: General Counsel

with a copy to:

Kirkpatrick & Lockhart Nicholson Graham LLP. 10100 Santa Monica Blvd, 7th Floor Los Angeles, California 90067 Telephone (310) 552-5000 Fax (310) 552-5001 Attention: Thomas J. Poletti, Esq.
(ii)	If to the Shareholders, addressed thereto at the address set forth on the signature page;

(iii)	If to the Church, addressed to:

The Corporation of the President of the Church of Jesus Christ of Latter-day Saints
50 East North Temple, Room 1514
Salt Lake City, UT 84150
Facsimile No. (801) 240-2202
Gift In-kind Office, Attn: Greg Tarbet

with a copy to:

Kirton & McConkie 60 East South Temple, Suite 1800 Salt Lake City, UT 84111 Facsimile No. (801) 321-4893 Attn: Raeburn G. Kennard
(iv)	If to the Company, addressed to:

MingleMatch, Inc. 1711 N. Cherapple Drive Orem, Utah 84097 Facsimile No. (801) 640-9355 Attn: John B. Peterson President

with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C. 2795 East Cottonwood Parkway, Suite 300 Salt Lake City, Utah 84121 Facsimile No. (801) 993-6499 Attn: Mark Bonham, Esq.

or to such other address or counsel as any party hereto shall specify pursuant to this Section 9.7 from time to time.
     10.8. GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. THE PARTIES HERETO EXPRESSLY CONSENT AND AGREE THAT ANY DISPUTE, CONTROVERSY, LEGAL ACTION OR OTHER PROCEEDING THAT ARISES UNDER, RESULTS FROM, CONCERNS OR RELATES TO THIS AGREEMENT MAY BE BROUGHT IN THE FEDERAL AND STATE COURTS IN AND OF THE STATE OF CALIFORNIA AND ACKNOWLEDGE THAT THEY WILL ACCEPT SERVICE OF PROCESS BY REGISTERED OR CERTIFIED MAIL OR THE EQUIVALENT DIRECTED TO THEIR LAST KNOWN ADDRESS AS DETERMINED BY THE OTHER PARTY IN ACCORDANCE WITH THIS AGREEMENT OR BY WHATEVER OTHER MEANS ARE PERMITTED BY SUCH COURTS. THE PARTIES HERETO HEREBY ACKNOWLEDGE THAT SAID COURTS HAVE JURISDICTION OVER ANY SUCH DISPUTE OR CONTROVERSY, AND THAT THEY HEREBY WAIVE ANY OBJECTION TO PERSONAL JURISDICTION OR VENUE IN THESE COURTS OR THAT SUCH COURTS ARE AN INCONVENIENT FORUM.
     10.9. Exercise of Rights and Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.
     10.10. Reformation and Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, then it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, then such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.
     10.11. Remedies Cumulative. Except as set forth in Article X, no right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.
     10.12. Specific Performance; Other Rights and Remedies. Each party recognizes and agrees that in the event the other party or parties should refuse to perform any of its or their obligations under this Agreement, the remedy at law would be inadequate and agrees that for breach of such provisions, each party shall, in addition to such other remedies as may be available to it at law or in equity, be entitled to seek injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by applicable law. Each party hereby waives any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award of injunctive, mandatory or other equitable relief.
     10.13. Caption. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.
[THE NEXT PAGE IS THE SIGNATURE PAGE]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SPARK NETWORKS PLC

By:	/s/ David E. Siminoff

Name:	David E. Siminoff
Title:	President and Chief Executive Officer

MINGLEMATCH, INC.

By:	/s/ John B. Peterson

Name:	John B. Peterson
Title:	President

JOHN B. PETERSON:

/s/ John B. Peterson

1711 N. Cherapple Drive
Orem, Utah 84097

NATALIE N. PETERSON:

/s/ Natalie N. Peterson

1711 N. Cherapple Drive
Orem, Utah 84097

THE CORPORATION OF THE PRESIDENT OF THE
CHURCH OF JESUS CHRIST OF LATTER-DAY SAINTS:

By:	/s/ [Illegible]

Name:

ANNEXES

Annex I	Definitions
SCHEDULES

Schedule 1.3(b)	Promissory Notes
Schedule 3.2	Organization, Existence and Good Standing
Schedule 3.3	Capital Stock of the Company
Schedule 3.4	Subsidiaries
Schedule 3.5	Financial Statements
Schedule 3.8	Tax Matters
Schedule 3.9	Assets and Properties
Schedule 3.10	Real Property Leases; Options
Schedule 3.12	Contracts
Schedule 3.16	Litigation and Related Matters
Schedule 3.18	Intellectual Property Rights
Schedule 3.19	Employee Benefit Plans
Schedule 3.20	Employees; Employee Relations
Schedule 3.21	Insurance
Schedule 3.23	Business Relations
Schedule 3.24	Officers and Directors
Schedule 3.25	Bank Accounts and Powers of Attorney
Schedule 3.26	Absence of Certain Changes or Events
Schedule 4.5	No Conflicts
Schedule 4.7	Conformity with Law and Litigation
Schedule 7.2	Related Party Agreements and Benefit Plans
Schedule 7.3	Resignations
Schedule 7.4(a)	Noncompetition Agreement
Schedule 7.4(b)	Nondisclosure and Development Agreement
Schedule 7.5	Employee Offer Letter

ANNEX I
TO THAT CERTAIN
STOCK PURCHASE AGREEMENT
DATED AS OF MAY 19, 2005
BY AND AMONG
SPARK NETWORKS PLC,
MINGLEMATCH, INC.,
JOHN B. PETERSON
AND
NATALIE N. PETERSON
DEFINITIONS
     Definitions. In this Agreement, the following terms shall have the meanings set forth below unless the context requires otherwise:
     (1) “1933 Act” means the Securities Act of 1933, as amended.
     (2) “1934 Act” means the Securities Exchange Act of 1934, as amended.
     (3) “Agency” has the meaning given in Section 3.16.
     (4) “Applicable Law” means, with respect to any Person, property, transaction, event or other matter, any Law relating or applicable to such Person, property, transaction, event or other matter. Applicable Law also includes, where appropriate, any interpretation of the Law (or any part) by any Person having jurisdiction over it, or charged with its administration or interpretation.
     (5) “Best of Buyer’s Knowledge” means the knowledge of the officers of Buyer, in each case having made inquiries from such persons within the Buyer as would reasonably be appropriate to consult regarding the matters described in this Agreement.
     (6) “Best of the Company’s Knowledge” means the actual knowledge of the officers and directors of the Company and of the Shareholders, in each case having made inquiries from such persons within the Company as would reasonably be appropriate to consult regarding the matters described in this Agreement.
     (7) “Business” has the meaning given in the first Recital.
     (8) “Buyer Losses” means all damages (including, without limitation, amounts paid in settlement with the Company’s consent, which consent may not be unreasonably withheld), losses, obligations, liabilities, claims, deficiencies, costs and expenses (including, without limitation, reasonable attorneys’ fees), penalties, fines, interest and monetary sanctions, including, without limitation, reasonable attorneys’ fees and costs incurred to comply with injunctions and other court and Agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish or enforce the rights of Buyer or such other persons to indemnification hereunder.
     (9) “Buyer Material Adverse Effect” has the meaning given in Section 4.7.
     (10) “Buyer Ordinary Shares” has the meaning given in Section 1.2.
     (11) “Buyer Ordinary Shares” has the meaning given in Section 1.2.
     (12) “Buyer Ordinary Shares Delivery” has the meaning given in Section 2.2.
     (13) “Cash Payment Installments” has the meaning given in Section 1.2.
     (14) “Charter Documents” has the meaning given in Section 3.2.
     (15) “Closing” has the meaning given in Section 2.1.
     (16) “Closing Cash Payment” has the meaning given in Section 1.3(a).
     (17) “Closing Date” has the meaning given in Section 2.1.
     (18) “Code” means the Internal Revenue Code of 1986, as amended.
     (19) “Company’s Accountant” has the meaning given in Section 3.5(a).
     (20) “Company Common Stock” has the meaning given in the second Recital.
     (21) “Company Losses” means all damages (including, without limitation, amounts paid in settlement with Buyer’s consent, which consent may not be unreasonably withheld), losses, obligations, liabilities, claims, deficiencies, costs and expenses (including, without limitation, reasonable attorneys’ fees), penalties, fines, interest and monetary sanctions, including, without limitation, reasonable attorneys’ fees and costs incurred to comply with injunctions and other court and Agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish or enforce the rights of the Company, the Shareholders or such other persons entitled to indemnification hereunder.
     (22) “Contracts” has the meaning given in Section 3.12(a).
     (23) “Disclosure Controls Evaluation” has the meaning given in Section 3.34.
     (24) “Environmental Requirements” means all legal requirements that relate to protection of the environment, natural resources, or public or employee health and safety, or relating to the production, generation, use, storage, treatment, processing, transportation, disposal or release of regulated materials, including common law trespass, nuisance, property damage and similar common law theories. The term “Environmental Requirement” includes: (i) the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601-9675

(“CERCLA”); (ii) the Superfund Amendments and Reauthorization Act, Public Law 99-499, 100 Stat. 1613 (“SARA”); (iii) the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§11001-11050; (iv) the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901-6992k; (v) the National Environmental Policy Act, 42 U.S.C. §§ 4321-4370e; (vi) the Safe Drinking Water Act, 42 U.S.C. §§ 300f to 300j-26; (vii) the Toxic Substances Control Act, 15 U.S.C. §§ 2601-2692; (viii) the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101-5127; (ix) the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251-1387; (x) the Oil Pollution Act of 1990, 33 U.S.C. §§ 2701—2761; (xi) the Rivers and Harbors Acts of 1899, 44 U.S.C. § 401 et seq. (xii) the Clean Air Act, 42 U.S.C. §§ 7401-7671q; (xiii) the Atomic Energy Act of 1954, as amended, 42 U.S.C. §§2011 et seq.; (xiv) the Low Level Radioactive Waste Policy Act, as amended, 42 U.S.C. §2021b et seq.; (xv) any Occupational Safety and Health Law, including the Occupational Safety and Health Act, 29 U.S.C. §§651-678, and in each case the regulations adopted pursuant to the above listed statutes, and (xvi) any and all counterpart state laws and regulations.
     (25) “Equitable Exceptions” has the meaning given in Section 3.1.
     (26) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     (27) “Financial Statements” has the meaning given in Section 3.5(a).
     (28) “GAAP” means United States generally accepted accounting principles consistently applied.
     (29) “Group Member” has the meaning given in Section 3.19(f).
     (30) “Hazardous Substance” means any (a) hazardous substance as defined by any Environmental Law, (b) any petroleum or petroleum product, oil or waste oil; (c) any asbestos or polychlorinated byphenyls; (d) any hazardous material, toxic substance, toxic pollutant, solid waste, municipal waste, industrial waste, hazardous waste, flammable material, radioactive material, pollutant or contaminant or words of similar meaning and regulatory effect under any applicable Environmental Requirement; and (e) any other chemical, material, or substance exposure to which or whose discharge, emission, disposal or release is prohibited, limited, or regulated under any applicable Environmental Requirement. “Hazardous Substance” includes any mixture or solution of the foregoing, and all derivatives or synthetic substitutes of the foregoing.
     (31) “IRS” means the United States Internal Revenue Service.
     (32) “Indemnified Party” has the meaning given in Section 9.1(a).
     (33) “Independent Accountant” has the meaning given in Section 1.4(c).
     (34) “Intellectual Property” means all rights to and interests in:

          (a) all business and trade names, logos and designs, brand names and slogans relating to the Business;
          (b) all inventions, improvements, patents, patent rights, patent applications (including all reissues, divisions, continuations, continuations-in-part, and extensions of any patent or patent application), industrial designs and applications relating to the Business;
          (c) all Software, copyrights (including audiovisual copyrights) and trademarks (whether registered or unregistered or used with goods or services and including goodwill of the Business attaching to such trademarks), registrations and applications thereof, domains and domain names relating to the Business;
          (d) trade secrets, including processes, know-how, technical data, shop rights, and any media or other tangible embodiment thereof and all descriptions thereof;
          (e) other technology, intellectual property, maskworks, industrial and intangible property constituting, embodied in or pertaining to, any assets including without limitation processes, lab journals, notebooks, manuals, data computer programs, source code, discoveries, databases, and documentation, flow charts, research and development, reports, agency information, technical information, engineering data, design and engineering specifications and similar recordings evidencing expertise or information relating to the Business;
          (f) all other intellectual and industrial property rights throughout the world and all confidential and proprietary information related to any of (a) to (e), both inclusive, above;
          (g) all licenses or other permissions to use any of the intellectual property listed in any of (a) to (e), both inclusive, above;
          (h) all rights to secure renewals, re-issuances and extension of (a) to (f), both inclusive, above;
          (i) all future income and proceeds of (a) to (g), both inclusive, above; and
          (j) all rights to damages and profits by reason of the infringement of (a) to (g), both inclusive.
     (35) “Law” means any law, including common law, rule, statute, regulation, order, judgment, decree, treaty or other requirement having the force of law.
     (36) “Licenses and Permits” means all governmental licenses, permits, franchises, filings, authorizations, approvals or indicia of authority Related to the Business or necessary for the conduct of the Business.
     (37) “Lien” means any lien, mortgage, charge, hypothecation, pledge, security interest, prior assignment, marital dissolution obligation, option, warrant, lease, sublease, right to possession, encumbrance, claim, right or restriction which affects, by way of a conflicting ownership interest or otherwise, the right, title or interest in or to any particular property, but excluding any contract or license rights disclosed hereunder.
     (38) “Material Adverse Effect” means a material adverse effect on the business, operations, affairs, properties, assets or condition (financial or otherwise) of the Company or the condition of the Business.
     (39) “Net Working Capital” has the meaning given in Section 1.4(a).
     (40) “Noncompetition Agreements” has the meaning given in Section 7.6.
     (41) “PBGC” means the United States Pension Benefit Guaranty Corporation.
     (42) “Person” is to be broadly interpreted and includes an individual, a corporation, a limited liability company, a partnership, a trust, an unincorporated organization, the government of a country or any political subdivision thereof, or any agency or department of any such government, and the executors, administrators or other legal representatives of an individual in such capacity.
     (43) “Plan” has the meaning given in Section 3.19(a).
     (44) “Preliminary Closing Balance Sheet” has the meaning given in Section 1.4(a).
     (45) “Real Property Leases” has the meaning given in Section 3.10.
     (46) “Related to the Business” means used primarily in, arising primarily from, or relating primarily to, the Business.
     (47) “SEC” means the United States Securities and Exchange Commission.
     (48) “SEPP” means Simplified Employee Pension Plan.
     (49) “Shareholder Indemnified Claims” has the meaning given in Section 9.1(b).
     (50) “Shareholder Release” has the meaning given in Section 7.2.
     (51) “Shares” has the meaning given in the second Recital.
     (52) “Software” means all worldwide rights, title and interest in the Business software programs identified in Schedule 3.18, in source and object code (including manufacturing ready masters) forms and including any and all existing documentation (regardless of whether such documentation is provided on a commercial basis) including flow charts, program descriptions, program listings, layouts, schematics, engineering and design drawings, technical support documentation, maintenance documentation, diagrams and other documentation depicting or specifying the designs and components of such software programs, libraries, logs, reports, drafts, models, prototypes, technical and other data, test and other data and programs, any and all preceding versions, works in process, fixes, enhancements, future releases or other developments by the Company which may be combined or embodied in any medium or format whatsoever, and for all language versions and hardware platforms, software platforms and operating environments and whether sold separately or bundled with other applications, consisting of a set of logical instructions and information which guide the functioning of a processor, and which shall include all information, ephemeral aspects, so-called “look and feel,” graphic design, user methodologies, user and installation guides, user interface design, software tools owned by the Company, know-how, systems and processes concerning such computer program.
     (53) “Stock Powers and Company Certificates” has the meaning given in Section 2.3.
     (54) “Subject Property” means all property subject to the Real Property Leases and any properties listed on Schedules 3.9, 3.10 and 3.11.
     (55) “Taxes” means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, franchise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments or similar charges in the nature of a tax, unemployment insurance payments and workers compensation premiums, together with any installments with respect thereto, and any interest, fines and penalties, imposed by any governmental authority (including federal, state, provincial, municipal and foreign governmental authorities), and whether disputed or not.
     (56) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendment(s) thereof.
     (57) “Third Party Intellectual Property” has the meaning given in Section 3.18(a).
     (58) “Transaction Documents” means this Agreement, the Noncompetition Agreement, the Employment Agreement and the Shareholder Releases.